Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2016, relating to the consolidated financial statements of Avalanche Biotechnologies, Inc. and its subsidiary (the “Company”, or Adverum Biotechnologies, Inc.), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

San Jose, California

May 18, 2016